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                                Accountants' Consent



The Board of Directors
Photocomm, Inc.:


We consent to incorporation by reference in the Registration Statements No. 33-40097 and 33-62392 on Form S-8 of Photocomm, Inc. of our report dated October 13, 1995, relating to the consolidated balance sheets of Photocomm, Inc. and subsidiaries as of August 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended August 31, 1995, which report appears in the August 31, 1995 annual report on Form 10-KSB of Photocomm, Inc.


                              /S/ KPMG Peat Marwick LLP

Phoenix, Arizona
November 21, 1995